Exhibit 99.1

Notice of Blackout Period to

Directors and Executive Officers of Abbott Laboratories

This notice explains certain restrictions on your investments in securities of Abbott Laboratories (“Abbott”) during an upcoming retirement plan blackout period. As a director or executive officer of Abbott, you are subject to restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and Rule 104 of Regulation BTR under the Securities Exchange Act of 1934 (“Regulation BTR”).

Reason for Blackout Period: In January 2026, the Abbott Laboratories Stock Retirement Plan (“U.S. Plan”) and the Abbott Laboratories Stock Retirement Plan (Puerto Rico) (“P.R. Plan”; collectively, the “Plans”) will be changing recordkeepers, the U.S. Plan will be changing trustees for certain of its investment funds, and the P.R. Plan will be changing custodians for certain of its investment funds. During this transition period, which is called a “Blackout Period,” Plan participants will be unable to engage in transactions involving the assets held in their Plan accounts, including changing contribution rates, directing investment of future contributions or diversifying investments (including investments in Abbott common shares), making rollover contributions to the Plans, obtaining a plan loan, requesting a withdrawal or distribution from the Plans, or viewing their Plan accounts.

Length of Blackout Period: The Blackout Period is expected to begin on December 24, 2025 at 12 p.m. CST and is expected to end during the week of January 11, 2026. You can determine whether the Blackout Period has begun or ended by calling Sean Treacy, Divisional Vice President, Compensation and Benefits, at (224) 667-6100.

Trading Restrictions: As you know, you are already precluded during this Blackout Period from trading in Abbott securities under Abbott’s general insider trading policy, which disallows trades during specific periods (in this case, from December 15, 2025, until after the fourth quarter earnings release).

Nevertheless, we are required by Sarbanes-Oxley and Regulation BTR to inform you that, during the Blackout Period, you are generally prohibited from directly or indirectly purchasing, selling, or otherwise transferring any equity security of Abbott. These restrictions apply regardless of whether you participate in either of the Plans. The Blackout Period will apply even if Abbott’s general insider trading policy prohibition on trading is lifted.

If you have any questions concerning the Blackout Period, please contact Mr. Treacy by phone at (224) 667-6100, or you may write to Abbott Laboratories, 100 Abbott Park Road, Abbott Park, Illinois 60064, Attn: Divisional Vice President, Compensation and Benefits.